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                                                                   EXHIBIT 10.29



                              [NANOGEN LETTERHEAD]


November 15, 1994


                            PERSONAL AND CONFIDENTIAL


James P. O'Connell, Ph.D.
9 Laurelton Trail
Flemington, NJ 08822

Dear Jim:

Nanogen Incorporated ("Nanogen") is pleased to offer you the position of Vice President of Research and Product Development, and the following terms encompass our proposed offer. The effective date of your employment is December 15, 1994.

You will be located in our San Diego offices, and report to Nanogen's President and Chief Operating Officer, Dr. Tina Nova. As Vice President of Research and Product Development, your responsibilities will be as described in the attached Exhibit A. You will be expected to devote your full-time efforts to these responsibilities, and you will be compensated at an annual base rate of $196,000 per annum payable in equal, semi-monthly increments. On the effective date of your employment with Nanogen, you will receive a bonus of $30,000. In addition, you will be guaranteed a bonus of at least $30,000 for the first two years of your employment at Nanogen.

Upon your acceptance of this proposal, you will be entitled to purchase 100,000 shares of Nanogen common stock at fair market value as determined by Nanogen's Board. The purchase will be made through the signing of Nanogen's current form of Stock Issuance Agreement. Purchased shares will vest on a monthly basis over a four year period, except that you will not be vested in the initial 25% of the shares until the first anniversary of your employment. Notwithstanding the foregoing, you will automatically be vested in 50% of any remaining unvested shares if you are terminated without cause or if you terminate your employment for good reason (even if such termination occurs before the first anniversary of your employment). You will automatically be


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Dr. James P. O'Connell                -2-                      November 15, 1994


vested in 100% of any remaining unvested shares upon the transfer or sale of all or substantially all of Nanogen's business or a merger with an unaffiliated company. Upon the next financing of Nanogen after the commencement of your employment which will result in a dilution of your ownership interest in Nanogen, I will agree to make available for purchase by you 50,000 shares of Nanogen common stock at the then fair market price. These shares will vest from the time of purchase at the same rate as described above.

You will be eligible for relocation benefits consistent with your employment level at Nanogen as specified by Nanogen's current 1994 Relocation Guidelines, a copy of which will be provided to you. Additionally, Nanogen will work with you to expedite the sale of your house in New Jersey. As we discussed, you will provide Nanogen with two appraisals on the house and based on the appraisals we will calculate your current equity. If, to sell the house in a timely fashion, you significantly reduce the selling price, Nanogen will cover a reasonable portion of equity loss. Nanogen will also cover the cost of the two appraisals mentioned above.

You shall be eligible to participate in health insurance coverage and Nanogen employee benefits and policies provided from time to time to Nanogen senior management officers. Summaries of these plans and policies will be provided for your review.

In addition, if, prior to the time that shares of Nanogen stock have been sold in an initial public offering, Nanogen terminates your employment without cause (or you terminate your employment for good reason), then the Company will guarantee to pay you as severance a one time payment equal to one (1) year of your then-current base level salary. If, after the time that shares of Nanogen stock have been sold in an initial public offering, Nanogen terminates your employment without cause (or you terminate your employment for good reason), then the Company will guarantee to pay you as severance a one time payment equal to six (6) months of your then-current base level salary.

For purposes of this letter, the phrase "termination without cause" shall mean a termination of your employment by Nanogen for any reason other than: (1) the repeated and willful failure by you to perform your reasonably assigned duties on behalf of Nanogen; (2) the repeated gross negligence by you in carrying out your duties; (3) illegal conduct by you in carrying out your duties; (4) the repeated refusal by you to comply with the reasonable and lawful instructions of the Board; or (5) repeated and willful actions by you contrary to Nanogen's best interests. For purposes of this letter "termination for good reason" shall mean a termination by you of your employment with Nanogen on account of the occurrence of any of the


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Dr. James P. O'Connell                   -3-                  November 15, 1994



following without your consent which must be considered in good faith by you:
(1) a change in your status, title, position or responsibilities that represents a material and adverse change in the status, title, position or responsibilities described in this letter; (2) Nanogen's requiring you to be based at any place outside metropolitan San Diego, California; (3) a reduction in your base salary or material reduction of other compensation and benefits; or (4) the insolvency or the filing of a petition for bankruptcy by Nanogen.

Employment with Nanogen will not be for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are/will be superseded by this offer. We request that all Nanogen executives, to the extent possible, give advance notice if they intend to resign. If you accept the offer, the terms described in this letter will be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and the Nanogen's Chief Executive Officer.

As an obligation consistent with the offer of employment, you will be required to sign the enclosed Proprietary Information and Inventions Agreement. The terms and conditions regarding this letter and the offer of employment shall be governed by the laws of the State of California.

In compliance with the federal Immigration Reform Act, your employment pursuant to this offer is contingent on your providing the legally required proof of your identity and authorization to work in the United States.

Assuming this letter is acceptable to you, please sign a copy and return it to me. This offer will terminate unless accepted by November 17, 1994. We are very excited that you will be joining Nanogen. Myself, Tina and our Board members and employees look forward to announcing your appointment.

Very kind regards,


  /s/ HOWARD C. BIRNDORF
------------------------------------
Howard C. Birndorf
Chairman and Chief Executive Officer


AGREED AND ACCEPTED:



  /s/ JAMES P. O'CONNELL
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James P. O'Connell, Ph.D.


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Nanogen INCORPORATED

                          CONSENT TO TAKE BLOOD SAMPLES

I, James O'Connell, am over the age of 18 years. I am applying for employment with Nanogen Incorporated (the "Company"). I understand that if I am offered employment with the Company, my employment may bring me into contact with certain pathogens which may be present in serum, blood, tissue, and/or other samples being held or tested by the Company. I further understand that the Company has designed biosafety policies intended to minimize the risks of infection. To prevent unfounded claims against the Company requires, as a condition of employment, that I provide the Company with a sample of my blood at this time and on my last day of work at the Company (or as soon afterward as the Company requests).

I understand that samples will be taken by an independent laboratory and frozen and maintained by an independent laboratory for such period of time as the Company deems reasonable and necessary. I understand that neither the Company nor its agents can guarantee that the integrity of my sample will be maintained over time.

In consideration for my employment and continued employment with the Company, I hereby irrevocably and voluntarily consent and authorize the Company to draw from me the blood sample(s) described above and to maintain my blood sample(s).

I further acknowledge and agree that if any part of this Consent to Take Blood Samples is deemed to be unenforceable for any reason, the remainder shall be enforceable to the greatest extent permissible by law.

I UNDERSTAND THAT I WILL BE GIVEN A COPY OF THIS FORM UPON REQUEST.

I HAVE CAREFULLY READ AND VOLUNTARILY AGREE TO THE ABOVE.




/s/ JAMES P. O'CONNELL
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Signature                               Date



JAMES P. O'CONNELL
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Name (please print)